Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference into the Prospectus and Statement of Additional Information in Post-Effective Amendment No. 116 to the Registration Statement on Form N-1A of Fidelity Trend Fund, of our report dated February 10, 2005 on the financial statements and financial highlights included in the December 31, 2004 Annual Reports to Shareholders of Fidelity Trend Fund.

We further consent to the references to our Firm under the headings "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information.

____________________________	/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Boston, Massachusetts
February 24, 2005